Exhibit 99.3

FORM OF LETTER TO STOCKHOLDERS WHO ARE RECORD HOLDERS

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

2,908,071 Shares of Common Stock
Offered Pursuant to Non-Transferable Rights

[•] [•], 2011

THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT 5:00 P.M.,
EASTERN TIME, ON [•] [•], 2011, UNLESS EXTENDED BY US.

Dear Stockholder:

First Federal Bancshares of Arkansas, Inc. (the “Company” or “we” or “us”) is sending you this letter because you were a stockholder of record of our Common Stock at 5:00 p.m., Eastern Time, on March 23, 2011, after taking into account the 1-for-5 reverse stock split that occurred on [•] [•], 2011. As such, you are receiving non-transferable subscription rights (“Rights”) to purchase shares of our common stock, par value $0.01 per share (the “Common Stock”) in a Rights Offering (the “Rights Offering”) by the Company. The Rights Offering is described in the enclosed prospectus dated [•] [•], 2011 (“Prospectus”).

We are offering up to 2,908,071 shares of Common Stock, as described in the Prospectus, at a cash price of $3.00 per share. The number of these shares that you may purchase is described below.

For each share of Common Stock owned by you as of the Record Date, you may purchase three (3) additional shares of Common Stock under what we refer to as your “Basic Subscription Right.” In addition, if you exercise your Basic Subscription Right in full, you will be eligible to purchase any shares of Common Stock that are not purchased by other stockholders in the Rights Offering (the “Unsubscribed Shares”) under what we refer to as your “Oversubscription Privilege.”  If the total oversubscription requests exceed the Unsubscribed Shares, then we will allocate the Unsubscribed Shares pro rata among stockholders who exercise the Oversubscription Privilege, as further described in the Prospectus.  Please note that fractional shares resulting from the application of the oversubscription pro rata allocation will be rounded down to the nearest whole number.

Your right to purchase Common Stock in the Rights Offering will expire if not exercised by 5:00 p.m., Eastern Time, on [•] [•], 2011, unless we decide to extend the offering period as described in the Prospectus. Once submitted, all exercises of the Rights are irrevocable. You should read the Prospectus carefully before deciding whether to exercise your rights.

Your Rights are evidenced by the accompanying non-transferable subscription Rights certificate registered in your name (the “Rights Certificate”). The back of the Rights Certificate contains the exercise form for participating in our Rights Offering.

Enclosed are copies of the following documents:

1.               Prospectus;

2.               Your Rights Certificate;

3.               Instructions as to the use of the Rights Certificates;

4.               Notice of Important Tax Information; and

5.               A return envelope addressed to the subscription agent, Registrar and Transfer Company (the “Subscription Agent”).

Your prompt action is requested. To exercise your rights, you should deliver the properly completed and signed Rights Certificate, with payment of the subscription price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Oversubscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate with payment, including final clearance of any checks, prior to the Rights Offering expiration. You cannot revoke the exercise of your subscription rights. Rights not exercised prior to the expiration time will expire.

If you fail to properly complete and duly sign the Rights Certificate and all other required subscription documents or otherwise fail to follow the subscription procedures that apply to the exercise of your Rights before the Rights Offering expires, the Subscription Agent will reject your subscription or accept it only to the extent of the payment received.  Neither the Company nor the Subscription Agent accepts any responsibility to contact you concerning an incomplete or incorrect subscription document, nor are we under any obligation to correct such documents.  Either the Company or the Subscription Agent has the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

Please contact the Investor Relations Department of Registrar and Transfer Company, the Subscription Agent, by calling (800) 368-5948 (toll free) or via e-mail at info@rtco.com.com if you have any inquiries or require assistance concerning the Rights Offering.

Very truly yours,

First Federal Bancshares of Arkansas, Inc.